Vonage Holdings Corp.
Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-131659
May 22, 2006

Notice of Request for Effectiveness

Please be advised that Vonage has requested that the Securities and Exchange Commission (SEC) declare the registration statement relating to its proposed initial public offering (IPO) effective on Tuesday May 23, 2006. Once the registration statement has been declared effective, conditional offers may be accepted and Vonage may allocate shares of its common stock for purchase through the Vonage Customer Directed Share Program.

To access the login page for the Vonage Customer Directed Share Program website, click on the Internet address below or copy and paste it into your browser.

www.vonageipo.com

Please click here to open the current prospectus, which is located at: http://www.sec.gov/Archives/edgar/data/1272830/000104746906007477/a2169686zs-1a.htm

Vonage Holdings Corp. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Vonage Holdings Corp. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-869-5224.